Filed Pursuant to Rule 424(b)(5)

File No. 333-239770

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered	Amount of registration fee
Common stock, par value $0.001 per share	$114,999,995	$14,927.00

(1)	Calculated pursuant to Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). The fee payable in connection with the offering pursuant to this prospectus supplement has been paid in accordance with Rule 456(b) under the Securities Act.

Prospectus Supplement

(To Prospectus dated July 9, 2020)

1,818,182 Shares

Common Stock

We are offering 1,818,182 shares of our common stock pursuant to this prospectus supplement and the accompanying prospectus (the “Offering”). The public offering price for each share of common stock is $55.00.

Our common stock is listed on The Nasdaq Capital Market under the symbol “SLP.” On August 5, 2020, the last reported sale price of our common stock on The Nasdaq Capital Market was $62.65 per share.

Investing in the shares involves a high degree of risk. Before deciding whether to invest in our securities, please read “Risk Factors” beginning on page S-8 of this prospectus supplement, in our Annual Report on Form 10-K for the fiscal year ended August 31, 2019 and in our Quarterly Reports on Form 10-Q for the quarters ended November 30, 2019, February 29, 2020 and May 31, 2020.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus to which it relates. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$55.00	$100,000,010.00
Underwriting discounts and commissions with respect to the Offering (1)	$2.9975	$5,450,000.55
Proceeds, before expenses, to us	$52.0025	$94,550,009.45

_______ (1)	See “Underwriting” for additional disclosure regarding underwriting discounts and commissions and estimated offering expenses.

We have granted the underwriters an option to purchase, exercisable within a 30-day period, up to an additional 272,727 shares of our common stock at the public offering price, less underwriting discounts and commissions.

Delivery of the shares of common stock offered hereby is expected to be made on or about August 10, 2020, subject to the satisfaction of customary closing conditions.

Joint Book-Running Managers

Oppenheimer & Co.	Raymond James

Co-Manager

Craig-Hallum Capital Group

The date of this prospectus supplement is August 5, 2020.

TABLE OF CONTENTS

Prospectus Supplement

TABLE OF CONTENTS

Prospectus

S-I

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also supplements and updates information contained or incorporated by reference in the accompanying prospectus.  The second part is the accompanying prospectus, which contains more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

We have not, and the underwriters have not, authorized anyone to provide any information or to make any representations, other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement is an offer to sell only the shares of common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus, or in any free writing prospectus that we may authorize for use in connection with this offering, is accurate only as of the respective dates thereof, regardless of its time of delivery or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read both this prospectus supplement and the accompanying prospectus (and any applicable free writing prospectuses that we may authorize for use in connection with this offering), together with any documents incorporated by reference herein and therein and the additional information described below under the heading "Where You Can Find More Information" in its entirety before making an investment decision.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. No action is being taken in any jurisdiction outside the United States to permit a public offering of the securities or possession or distribution of this prospectus supplement or the accompanying prospectus in that jurisdiction. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus supplement and the accompanying prospectus applicable to that jurisdiction.

When we refer to “Simulations Plus,” “we,” “our,” “us” and the “Company” in this prospectus supplement, we mean Simulations Plus, Inc., and our consolidated subsidiaries unless otherwise specified. When we refer to “you,” we mean prospective investors in the Company.

 GastroPlus®, DDDPlus™, MembranePlus™, DILIsym®, and Monolix™ and our logo are some of our trademarks used in this prospectus supplement. This prospectus supplement also includes trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, our trademarks and tradenames referred to in this prospectus supplement appear without the ® and ™ symbol, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and tradenames.

S-II

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, the documents incorporated by reference and any free writing prospectus that we have authorized for use in connection with this offering contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business operations and financial performance and condition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would,” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about:

•	the continued growth in demand for our software products and consulting services in the pharmaceutical drug development industry;

•	our sales, marketing and distribution prospects;

•	the continuing productivity and effectiveness of our commercial infrastructure and worldwide salesforce;

•	our financial performance;

•	our estimations and projections regarding the worldwide market for modeling and simulation services;

•	the continued competitive positioning of our software products and services;

•	our expectations regarding the potential market size and the continuing expansion of modeling and simulation usage in the drug development sector;

•	the scope of protection we are able to maintain for intellectual property rights covering our software products;
•	the modeling and simulation software and services market;

•	the continued growth expectations of the pharmaceutical drug development research and development expenditures;

•	our ability to grow our consulting staff to meet demand and retain scientific employees to perform consulting services for our customers;

•	the continuing support of the application of modeling and simulation by regulatory authorities like the FDA;

•	the implementation of our business model and strategic plans for our business and technology;

•	estimates of our expenses, future revenue, capital requirements, our need for additional financing and our ability to obtain additional capital;

•	our estimates regarding our preliminary unaudited worldwide revenue, U.S. revenue, international revenue and operating expenses for the first nine months of fiscal 2020;

•	our expectations regarding the effects of the COVID-19 pandemic on our business and our clients;

•	our use of proceeds from this offering; and

•	developments and projections relating to our competitors and our industry.

S-III

These forward-looking statements are based on management’s current expectations, estimates, forecasts, and projections about our business and the industry in which we operate and management’s beliefs and assumptions and are not guarantees of future performance or development and involve known and unknown risks, uncertainties, and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference and any free writing prospectus that we have authorized for use in connection with this offering may turn out to be inaccurate. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference and any free writing prospectus that we have authorized for use in connection with this offering. Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements. These forward-looking statements speak only as of the date of this prospectus supplement. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

S-IV

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, carefully, especially the risks of investing in our common stock discussed under "Risk Factors" beginning on page S-8 of this prospectus supplement and under similar sections of the accompanying prospectus and other periodic reports incorporated herein and therein by reference, along with our consolidated financial statements and notes to those consolidated financial statements, before making an investment decision.

Overview

We are a premier developer of drug discovery and development software for modeling and simulation software products and services. Our pharmaceutical/chemistry software is licensed to major pharmaceutical, biotechnology, agrochemical, cosmetics, and food industry companies and to regulatory agencies worldwide for use in the conduct of research and development. We also provide consulting services ranging from early drug discovery through preclinical and clinical trial data analysis and for submissions to regulatory agencies. We see steady growth in the pharmaceutical industry with R&D expenditures expected to reach $170 billion in 2020 with growth of around 3% per year, according to EvaluatePharma®. Moreover, it costs approximately $1.4 billion and 10+ years to bring a drug to market, according to PhRMA and the Journal of Health Economics.

We are a global leader focused on improving the ways scientists use knowledge and data to predict the properties and outcomes of pharmaceutical and biotechnology agents and provide a wide range of early discovery, preclinical, and consulting software and consulting services. Our innovations in integrating new and existing science in medicinal chemistry, computational chemistry, pharmaceutical science, biology, physiology, and machine learning into our software have made us the leading software provider for physiologically based pharmacokinetics (PBPK) modeling and simulation, prediction of molecular properties from structure, and prediction of drugs to induce liver injury or to treat nonalcoholic fatty liver disease.

We generate revenue by delivering relevant, cost-effective software and creative and insightful consulting services. Pharmaceutical and biotechnology companies use our software programs and scientific consulting services to guide early drug discovery (molecule design and screening), preclinical, and clinical development programs. They also use our software products and services to enhance their understanding of the properties of potential new medicines and to use emerging data to improve formulations, select and justify dosing regimens, support the generics industry, optimize clinical trial designs, and simulate outcomes in special populations, such as the elderly and pediatric patients.

We acquired Cognigen Corporation (Cognigen) as a wholly owned subsidiary in September 2014. Cognigen was originally incorporated in 1992. Through the integration of Cognigen into Simulations Plus, Simulations Plus became a leading provider of population modeling and simulation contract research services for the pharmaceutical and biotechnology industries. Our clinical-pharmacology-based consulting services include pharmacokinetic and pharmacodynamic modeling, clinical trial simulations, data programming, and technical writing services in support of regulatory submissions. We have also developed software for harnessing cloud-based computing in support of modeling and simulation activities and secure data archiving, and we provide consulting services to improve interdisciplinary collaborations and research and development productivity.

We acquired DILIsym Services, Inc. (DILIsym) as a wholly owned subsidiary in June 2017. The acquisition of DILIsym positions us as the leading provider of Drug Induced Liver Injury (DILI) modeling and simulation software and related scientific consulting services. In addition to the DILIsym® software for analysis of potential drug-induced liver injury, DILIsym Services, Inc. also has developed a simulation program for analyzing nonalcoholic fatty liver disease (NAFLD) called NAFLDsym™. Both the DILIsym and NAFLDsym software programs require outputs from PBPK software as inputs. The GastroPlus™ PBPK software from Simulations Plus provides such information; thus, the integration of these technologies will provide a seamless capability for analyzing the potential for drug-induced liver injury for new drug compounds and for investigating the potential for new therapeutic agents to treat nonalcoholic fatty liver disease. Since the acquisition, DILIsym has applied its mechanistic modeling resources in other disease areas including idiopathic pulmonary fibrosis (IPF) and others.

S-1

We acquired Lixoft, a French société par actions simplifiée (Lixoft) as a wholly owned subsidiary on April 1, 2020. Lixoft brings to Simulations Plus its powerful software products, Monolix, Simulx and PKanalix, which can take a modeling project from data exploration to clinical trial simulations. In addition, Lixoft provides training and focused consulting services which can accelerate a pharmacometric study. Lixoft’s technologies were developed as a result of a research program led by Inria, on non-linear mixed effect models for advanced population analysis, pharmacometrics, pre-clinical and clinical trial modeling and simulation.

Software Products

We offer a very comprehensive and widely recognized set of tools for in silico drug development with on-going development and reinvestment to incorporate the latest science and ensure a quality user experience.

PBPK Software and AI Data Mining Products

GastroPlus®

PBPK modeling & simulation platform which simulates intravenous, oral, oral cavity, ocular, inhalation, dermal/subcutaneous and intramuscular absorption, PBBK, PBBM, PD modeling and drug-drug interactions in virtual human and animal population groups. Provides user to predict absorption characteristics based upon physical and chemical properties; Examine and predict exposure differences in special populations; Predict Drug-Drug Interactions; and Scale from preclinical data to predict First in Human Dose. For the 9 months ended May 31, 2020, GastroPlus® accounted for approximately 36.0% of our total revenues.

ADMET Predictor®

QSAR modeling software which enables user to rapidly predict over 140 ADMET properties from molecular structure, visualize SAR patterns using graphical features and build high quality QSAR models. Used for lead prioritization and optimization. For the 9 months ended May 31, 2020, ADMET Predictor® accounted for approximately 10.2% of our total revenues.

DDDPlus™

Mechanistic simulation engine software to augment ADMET Predictor for the in vitro dissolution predictions to accelerate and optimize drug formulation, disintegration and dissolution of pharmaceutical dosage forms

MembranePlus™

Modeling and simulation engine to better predict how fast a drug candidate will pass across the important physiological membrane barriers, including in the GI tract, Blood Brain Barrier or Endothelial wall.

MedChem Designer™

Chemical sketching tool which combines molecule drawing functionality with ADMET property predictions in connection with ADMET Predictor

S-2

Population PK/PD Modeling Products

Monolix™

A modeling and software platform providing functionality to assist in population PK/PD modeling to support dose regimen, risk exposure, clinical trial protocol design and analysis, drug label specifications and regulatory submission. The suite includes:

•	Datxplore: Exploration and visualization of data
•	PKanalix: Non-compartmental and compartmental analysis
•	Mlxplore: Exploration and visualization of complex models
•	Monolix: Non-linear mixed effects modeling (NLME) engine
•	Simulx: Clinical trial pharmacometrics simulations

For the 9 months ended May 31, 2020, the Monolix™ suite of products accounted for approximately 1.8% of our total revenues (includes 2 months of revenue recorded post-acquisition).

PKPlus™

A modeling and simulation designed for rapid clinical trial data analysis and regulatory submissions.

KIWI™

A cloud-based data management application to efficiently organize, process, maintain and communicate the volume of data and results generated by pharmacologists and scientists over the duration of a drug development program supporting traceability and reproducibility of results.

Quantitative Systems Pharmacology/Toxicology Model

DILIsym®

QST model providing assessment of the potential drug-induced liver injury hazard posed by individual drug candidates and/or provide greater insight into the mechanisms responsible for observed DILI responses at various stages of the drug development process to support clinical trial optimization and clinical trial decision making. For the 9 months ended May 31, 2020, DILIsym® accounted for approximately 1.6% of our total revenues.

RENAsym

QST model providing assessment of the potential drug-induced kidney injury hazard posed by individual drug candidates and/or provide greater insight into the mechanisms responsible for observed DILI responses at various stages of the drug development process to support clinical trial optimization and clinical trial decision making.

NAFLDsym™

QSP model of nonalcholholic fatty liver disease which can be used to predict efficacy for treatment modalities to support clinical trial optimization and clinical trial decision making.

Under Development

QSP models under development include: IPFsym (Idiopathic pulmonary fibrosis); RADAsym (Acute radiation exposure).

S-3

Consulting Services

Our consulting services leverage the scientific skillsets of over 70 PhD experts and our software products to support model-based drug development. These services focus on lead selection, pharmacology, ADMET and DPMK, dose regimen, efficacy and safety. These services generally include:

•	Population PK/PD data assembly, modeling, simulation, analysis and regulatory submission
•	PBPK modeling and simulation
•	Liver and Kidney safety modeling and analysis
•	QSP/QST modeling support and analysis
•	AI Drug Candidate Prioritization
•	Global Regulatory Strategies
•	Regulatory and Scientific Writing

Our scientists and engineers have expertise in drug absorption via various dosing routes (oral, intravenous, subcutaneous, intramuscular, ocular, nasal/pulmonary, and dermal), pharmacokinetics, pharmacodynamics, and drug-drug interactions. They have attended over 200 scientific meetings worldwide in the past four years, often speaking and presenting. We conduct contracted consulting studies for large customers (including many of the top twenty pharmaceutical companies) who have particularly difficult problems and who recognize our expertise in solving them, as well as for smaller customers who prefer to have studies run by our scientists rather than to license our software and train someone to use it. The demand for our consulting services has been steadily increasing, and we have expanded our consulting teams to meet the increased workload.

We have a reputation for high-quality analyses and regulatory reporting of data collected during preclinical experiments as well as clinical trials of new and existing pharmaceutical products, typically working on 80-100 drug projects per year. Traditionally, the model-based analysis of clinical trial data was different from the modeling analysis offered by GastroPlus or our quantitative systems toxicology/pharmacology software (DILIsym and NAFLDsym); the former relied more on statistical and semi-mechanistic models, whereas the latter is based on very detailed mechanistic models. Statistical models rely on direct observation and mathematical equations that are used to fit data collected across multiple studies along with describing the variability within and between patients. Mechanistic models are based on a detailed understanding of the human body and the chemistry of the drug and involve deep mathematical and scientific representation of the phenomena involved in drug dissolution/precipitation, absorption, distribution, metabolism, and elimination. Collectively, the models support safety and efficacy decisions, first-in-human estimations, formulation optimization, and drug-drug interaction assessments. Beginning in 2014, the U.S. F.D.A and other regulatory agencies began to emphasize the need to push mechanistic PBPK modeling and simulation into clinical pharmacology, with final guidance documents completed in 2018, and we have seen the benefit of having our clinical pharmacology teams across all three divisions working together to achieve this goal.

Corporate Information

We were incorporated in California in 1996. Our common stock is currently listed on The Nasdaq Capital Market under the symbol “SLP.” Our principal executive offices are located at 42505 Tenth Street West, Lancaster, California 93534-7059. Our telephone number is (661) 723-7723. Our website address is www.simulations-plus.com. The information on, or that can be accessed through, our website is not incorporated by reference into this prospectus supplement and the accompanying prospectus and any free-writing prospectus that we have authorized for use in connection with this offering or any other filings we make with the U.S. Securities and Exchange Commission (the “SEC”).

S-4

THE OFFERING

Issuer	Simulations Plus, Inc., a California corporation.

Common Stock to be Offered by Us	1,818,182 shares of common stock (the “Offering”).

Underwriters’ Option to Purchase Additional Shares	We have granted the underwriters the option to purchase up to an additional 272,727 shares of our common stock. The underwriters can exercise this option at any time within 30 days after the date of this prospectus supplement.

Common Stock to be Outstanding After the Offering	19,606,680 shares (19,879,407 shares if the underwriters exercise their option to purchase additional shares in full).

Use of Proceeds	We estimate that the net proceeds from the Offering will be approximately $93.60 million (or $107.78 million if the underwriters exercise their option in full), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We expect to use the net proceeds from the Offering for strategic mergers and acquisitions, although we have no present commitments or agreements to enter into any such mergers or acquisitions, working capital requirements and general corporate purposes, including investing in enhanced information and accounting systems, and personnel in support of corporate growth. See “Use of Proceeds.”

Risk Factors	See “Risk Factors” on page S-8 and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in our common stock.

Symbol on The Nasdaq Capital Market	“SLP.”

The number of shares of common stock to be outstanding after this offering is based on 17,788,498 shares of common stock outstanding as of May 31, 2020, and excludes the following, in each case as of such date:

•	1,231,491 shares of common stock issuable upon the exercise of outstanding stock options having a weighted-average exercise price of approximately $15.95 per share; and

•	490,404 shares of common stock reserved for issuance pursuant to future equity awards under our 2017 Equity Incentive Plan, as well as any future increases in the number of shares of our common stock reserved for future issuance under this plan.

Unless otherwise indicated, the number of shares of our common stock described above assumes no exercise of the underwriters’ option to purchase additional shares and excludes an indeterminate amount of shares issuable in the Lixoft transaction pursuant to future earnout payments at future market prices issuable 12 and 24 months after closing, respectively, in an amount of up to $1,833,333.33 in shares of the Company’s common stock.

S-5

SUMMARY CONSOLIDATED FINANCIAL DATA

We derived the summary historical consolidated financial data below for the years ended August 31, 2019, and 2018, and as of August 31, 2019, from our audited financial statements incorporated by reference in this prospectus supplement from our 2019 Annual Report on Form 10-K filed with the SEC on November 13, 2019 (the “2019 Annual Report”). The summary historical consolidated financial data for the nine months ended May 31, 2020 and 2019 and our consolidated balance sheet data as of May 31, 2020 are derived from our unaudited condensed consolidated financial statements and related notes included in our Quarterly Report on Form 10-Q for the quarter ended May 31, 2020 filed on July 9, 2020, as amended by Amendment No. 1 on Form 10-Q/A filed on July 24, 2020 (as so amended, the “Q3 2020 Form 10-Q”), which is incorporated by reference into this prospectus. We derived the summary consolidated financial data below for the years ended August 31, 2017, 2016 and 2015 from our audited financial statements that are not incorporated by reference herein. Historical operating results presented herein are not necessarily indicative of the results that may be expected for any future period.

The following information should be read in conjunction with our consolidated financial statements and related notes contained in our 2019 Annual Report and Q3 2020 Form 10-Q, as well as the information under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing in our 2019 Annual Report and Q3 2020 Form 10-Q, which are each incorporated by reference herein. For more details on how you can obtain our SEC reports and other information, you should read the section of this prospectus supplement and the accompanying prospectus entitled “Where You Can Find More Information.”

	Nine months ended May 31,		Year ended August 31,
Statements of Operations Data:	2020	2019	2019	2018	2017	2016	2015
Net Revenues	$32,049,003 (1)	$25,944,545	$33,970,440	$29,666,524	$24,137,913	$19,972,079	$18,314,248
Cost of revenues	7,974,702	6,734,890	9,025,704	7,994,228	6,307,800	4,601,513	4,392,477
Gross margin	24,074,301	19,209,655	24,944,736	21,672,296	17,830,113	15,370,566	13,921,771

SG&A expenses	12,646,512	8,613,788	11,796,027	9,583,852	8,198,184	6,693,691	6,736,767
R&D	2,026,684	1,896,926	2,499,980	1,790,656	1,367,645	1,445,069	1,328,476
Total operating expenses	14,673,197	10,510,714	14,296,007	11,374,508	9,565,829	8,138,760	8,065,243

Income from operations	9,401,104	8,698,941	10,648,729	10,297,788	8,264,284	7,231,806	5,856,528

Other income (expense)	(51,902)	(129,249)	(92,253)	(158,846)	(24,017)	4,586	(163,599)

Income from operations before income taxes	9,349,202	8,569,692	10,556,476	10,138,942	8,240,267	7,236,392	5,692,929
Provision for income taxes	(2,205,276)	(2,045,590)	(1,973,147)	(1,204,130)	(2,452,670)	(2,286,256)	(1,849,968)
Net Income	$7,143,925	$6,524,102	$8,583,329	$8,934,812	$5,787,597	$4,950,136	$3,842,961

Earnings per share
Basic	$0.40	$0.37	$0.49	$0.52	$0.34	$0.29	$0.23
Diluted	$0.39	$0.36	$0.48	$0.50	$0.33	$0.29	$0.23

Weighted-average common shares outstanding
Basic	17,661,189	17,472,922	17,492,258	17,328,707	17,239,490	17,028,566	16,864,670
Diluted	18,333,596	18,008,336	18,057,431	17,860,392	17,515,917	17,209,506	17,032,158

Dividend per common share	$0.18	$0.18	$0.24	$0.24	$0.20	$0.20	$0.20
Dividends	$3,181,267	$3,144,874	$4,197,055	$4,161,740	$3,448,489	$3,413,274	$3,375,566

Other financial data:
EBITDA(2)	$11,484,736	$10,752,353	$13,415,801	$13,013,279	$10,413,532	$9,168,710	$7,682,522

S-6

The table below presents our balance sheet data as of May 31, 2020 and August 31, 2019:

	May 31, 2020	August 31, 2019
	($ in thousands)
Balance Sheet Data:
Cash and cash equivalents (3)	$7,354	$11,435
Net working capital (4)	14,399	16,382
Total assets	61,579	45,197
Total liabilities associated with business and intangible acquisitions	7,703	1,761
Total liabilities	14,992	7,515
Total shareholders’ equity	46,587	37,682

_________________________

(1)	Net revenue for the trailing 12 months ended November 30, 2019, February 29, 2020 and May 31, 2020 was $35.8 million, $37.7 million and $40.1 million, respectively.
(2)	EBITDA is not a recognized term under generally accepted accounting principles in the U.S. (“GAAP”) and does not purport to be an alternative to net income (loss) as a measure of operating performance. We present EBITDA because it is a measure used by management to evaluate operating performance. We believe the presentation of EBITDA enhances our investors’ overall understanding of the financial performance of our business and provides meaningful supplemental information to both management and investors, facilitating the evaluation of performance across reporting periods. We also use this non-GAAP measure for internal planning purposes. We define “EBITDA” as net income (loss) before interest, income taxes, depreciation and amortization. We compensate for the limitations of using a non-GAAP financial measure by using it to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to other similarly titled measures of other companies.

EBITDA have limitations as an analytical tool and should not be considered in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are:

● EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

● EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on debt;

● EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;

● EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments; and

● although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.

Set forth below is a reconciliation of EBITDA to net income (loss) for the periods set forth in the table below:

	Nine months ended May 31,		Year ended August 31,
	2020	2019	2019	2018	2017	2016	2015
Net income (loss)	$7,143,925	$6,524,102	$8,583,329	$8,934,812	$5,787,597	$4,950,136	$3,842,961
Provision for income taxes	2,205,276	2,045,590	1,973,147	1,204,130	2,452,670	2,286,257	1,849,968
Interest expense, net	–	109,078	109,078	153,034	38,188	–	–
Depreciation and amortization	2,133,673	2,070,583	2,750,247	2,721,303	2,135,077	1,932,317	1,989,593
EBITDA	$11,484,736	$10,749,353	$13,415,801	$13,013,279	$10,413,532	$9,168,710	$7,682,522

 _______________________

(3)	Net working capital is defined as current assets less current liabilities.
(4)	Cash generated by operations for the three months and nine months ended May 31, 2020 and the year ended August 31, 2019 was $2,278,277, $6,104,034 and $11,638,420, respectively.

S-7

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the risks described below and discussed under the section captioned “Risk Factors” contained in our 2019 Annual Report, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus in their entirety, together with other information in this prospectus supplement and the accompanying prospectus, and the information and documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering before you make a decision to invest in our common stock. If any of the following events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our common stock to decline and you may lose all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business and operations.

Certain Risks Related to Our Business

Our business is subject to risks arising from epidemic diseases, such as the recent outbreak of the COVID-19 illness.

We are subject to risks related to the public health crises such as the global pandemic associated with COVID-19. In December 2019, a novel strain of coronavirus, SARS-CoV-2, was reported to have surfaced in Wuhan, China. Since then, SARS-CoV-2, and the resulting disease COVID-19, has spread to most countries, and all 50 states within the United States. COVID-19 poses the risk that we or our employees, contractors, suppliers, and other partners may be prevented from conducting business activities for an indefinite period of time, including due to shutdowns that may be requested or mandated by governmental authorities. The governors of California, where our headquarters is located, and over forty other states, as well as mayors of many cities, ordered their residents to cease traveling to non-essential jobs and to curtail all unnecessary travel, and to stay in their homes as much as possible. If the current economic conditions worsen or last for an extended period of time, we will be forced to significantly scale back our business and growth plans, which could have a material adverse effect on our business.

We have undertaken several measures in an effort to mitigate the spread of COVID-19, including adjusting our business practices to combat the effects by restricting employee travel, closing our offices in compliance with local guidelines and, when reopened, implementing social distancing at our office locations and additional sanitary measures. There have been no reductions in the workforce as a result of COVID-19. During the quarter ended May 31, 2020, software renewal revenue and services revenues generated primarily from contracts signed prior to the effects of the pandemic have not been materially impacted. Revenue from new software licenses and new service contracts has been negatively impacted with our clients’ increased focus on opportunities to address COVID-19 mitigation efforts and shift away from other therapeutic areas. We have experienced a moderate impact on our new business generation, including slowdown in new software licenses and new service business, and software delays in our Asian market.

While the COVID-19 pandemic has not materially adversely affected our business operations as of the date of this prospectus supplement, the continued spread of COVID-19 and the measures taken by the governments of countries affected could disrupt the supply chain and adversely impact our business, financial condition or results of operations. The COVID-19 outbreak and mitigation measures may also have an adverse impact on global economic conditions which could have an adverse effect on our business and financial condition. The extent to which the COVID-19 outbreak further impacts our results will depend on future developments that are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of the virus and the actions to contain its impact. In addition, a recession or market correction resulting from the spread of COVID-19 could materially affect our business and the value of our common stock.

S-8

Certain Risks Related to Our Marketplace and Environment

Our ability to sustain or increase revenues will depend upon our success in entering new markets, continuing to increase our customer base, and in deriving additional revenues from our existing customers.

Our products are currently used primarily by molecular modeling and simulation specialists in pharmaceutical, biotechnology, agrotech, cosmetics, and government research organizations. One component of our overall business strategy is to derive more revenues from our existing customers by expanding their use of our products and services. Such strategy would have our customers utilize our scientific informatics platforms and our tools and components to leverage vast amounts of information stored in both corporate databases and public data sources in order to make informed scientific and business decisions during the research and development process. In addition, we seek to expand into new markets, and new areas within our existing markets, by acquiring businesses in these markets, attracting and retaining personnel knowledgeable in these markets, identifying the needs of these markets, and developing marketing programs to address these needs. If successfully implemented, these strategies would increase the usage of our software and services by biologists, chemists, engineers, and informaticians operating within our existing pharmaceutical, biotechnology, and chemical customers, as well as by new customers in other industries. However, if our strategies are not successfully implemented, our products and services may not achieve market acceptance or penetration in targeted new departments within our existing customers or in new industries. As a result, we may incur additional costs and expend additional resources without being able to sustain or increase revenue.

Consolidation within the pharmaceutical and biotechnology industries may continue to lead to fewer potential customers for our products and services.

A significant portion of our customer base consists of pharmaceutical and biotechnology companies. Consolidation within the pharmaceutical and biotechnology industries may result in fewer customers for our products and services. Although the industry consolidation that has taken place over the past 20 years has not prevented our business from growing to date, if one of the parties to a consolidation uses the products or services of our competitors, we may lose existing customers as a result of such consolidation.

Increasing competition and increasing costs within the pharmaceutical and biotechnology industries may affect the demand for our products and services, which may affect our results of operations and financial condition.

Our pharmaceutical and biotechnology customers' demand for our products is impacted by continued demand for their products and by our customers' research and development costs. Demand for our customers' products could decline, and prices charged by our customers for their products may decline, as a result of increasing competition, including competition from companies manufacturing generic drugs. In addition, our customers' expenses could continue to increase as a result of increasing costs of complying with government regulations and other factors. A decrease in demand for our customers' products, pricing pressures associated with the sales of these products and additional costs associated with product development could cause our customers to reduce research and development expenditures. Although our products increase productivity and reduce costs in many areas, because our products and services depend on such research and development expenditures, our revenues may be significantly reduced.

Health care reform and restrictions on reimbursement may affect the pharmaceutical, biotechnology, and industrial chemical companies that purchase or license our products or services, which may affect our results of operations and financial condition.

The continuing efforts of government and third-party payers in the markets we serve to contain or reduce the cost of health care may reduce the profitability of pharmaceutical, biotechnology, and industrial chemical companies, causing them to reduce research and development expenditures. Because some of our products and services depend on such research and development expenditures, our revenues may be significantly reduced. We cannot predict what actions federal, state, or private payers for health care goods and services may take in response to any health care reform proposals or legislation.

S-9

We face strong competition in the life science market for computer-aided design modeling and simulation software and for cheminformatics products.

The market for our computer-aided design modeling and simulation software products for the life science market is intensely competitive. We currently face competition from other scientific software providers, larger technology and solutions companies, in-house development by our customers and academic and government institutions, and the open source community. Some of our competitors and potential competitors have longer operating histories in certain segments of our industry than we do and could have greater financial, technical, marketing, research and development, and other resources. Many of our competitors offer products and services directed at more specific markets than those we target, enabling these competitors to focus a greater proportion of their efforts and resources on these markets. Some offerings that compete with our products are developed and made available at lower cost by government organizations and academic institutions, and these entities may be able to devote substantial resources to product development and also offer their products to users for little or no charge. We could also face competition from open source software initiatives, in which developers provide software and intellectual property free over the Internet. In addition, some of our customers spend significant internal resources in order to develop their own software. Moreover, we intend to leverage our scientific informatics platform in order to enable our customers to more effectively utilize the vast amounts of information stored in both their databases and public data sources in order to make informed scientific and business decisions during the research and development process. This strategy could lead to competition from much larger companies that provide general data storage and management software. There can be no assurance that our current or potential competitors will not develop products, services, or technologies that are comparable to, superior to, or render obsolete, the products, services, and technologies we offer. There can be no assurance that our competitors will not adapt more quickly than we to technological advances and customer demands, thereby increasing such competitors' market share relative to ours. Any material decrease in demand for our technologies or services may have a material adverse effect on our business, financial condition, and results of operations.

We are subject to pricing pressures in some of the markets we serve.

The market for computer-aided design modeling and simulation products for the life science industry is intensely competitive. Although the average price of our software licenses has increased slightly or remained relatively constant for fiscal 2017, 2018, and 2019, we may experience a decline in the future. In response to increased competition and general adverse economic conditions in this market, we may be required to modify our pricing practices. Changes in our pricing model could adversely affect our revenue and earnings.

Our operations may be interrupted by the occurrence of a natural disaster or other catastrophic event at our primary facilities.

Our research and development operations and administrative functions are primarily conducted at our facilities in Lancaster, California, Buffalo, New York, Paris, France and Research Triangle Park, North Carolina. Although we have contingency plans in effect for natural disasters or other catastrophic events, the occurrence of such events could still disrupt our operations. For example, our Lancaster, California facility is located in a state that is particularly susceptible to earthquakes. Any natural disaster or catastrophic event in our facilities or the areas in which they are located could have a significant negative impact on our operations.

Our insurance coverage may not be sufficient to avoid material impact on our financial position or results of operations resulting from claims or liabilities against us, and we may not be able to obtain insurance coverage in the future.

We maintain insurance coverage for protection against many risks of liability. The extent of our insurance coverage is under continuous review and is modified as we deem it necessary. Despite this insurance, it is possible that claims or liabilities against us may have a material adverse impact on our financial position or results of operations. In addition, we may not be able to obtain any insurance coverage, or adequate insurance coverage, when our existing insurance coverage expires. For example, we do not carry earthquake insurance for our facilities in Lancaster, California, because we do not believe the costs of such insurance are reasonable in relation to the potential risk for our part of California.

S-10

Changes in government regulation or in practices relating to the pharmaceutical or biotechnology industries, including potential health care reform, could decrease the need for the services we provide.

Governmental agencies throughout the world, but particularly in the U.S., strictly regulate the drug development process. Our business involves helping pharmaceutical and biotechnology companies, among others, navigate the regulatory drug approval process. Accordingly, many regulations, and often new regulations, are expected to result in higher regulatory standards and often additional revenues for companies that service these industries. However, some changes in regulations, such as a relaxation in regulatory requirements or the introduction of streamlined or expedited drug approval procedures, or an increase in regulatory requirements that we have difficulty satisfying or that make our services less competitive, could eliminate or substantially reduce the demand for our services.

Any negative commentaries made by any regulatory agencies or any failure by us to comply with applicable regulations and related guidance could harm our reputation and operating results, and compliance with new regulations and guidance may result in additional costs.

Any negative commentaries made by any regulatory agencies or any failure on our part to comply with applicable regulations could result in the termination of ongoing research or the disqualification of data for submission to regulatory authorities. This could harm our reputation, our prospects for future work, and our operating results. If our operations are found to violate any applicable law or other governmental regulations, we might be subject to civil and criminal penalties, damages, and fines. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management's attention from the operation of our business, and damage our reputation.

Many of our contracts are fixed-price and may be delayed or terminated or reduced in scope for reasons beyond our control, or we may underprice or overrun cost estimates with these contracts, potentially resulting in financial losses.

Many of our contracts provide for services on a fixed-price or fee-for-service with a cap basis and, accordingly, we bear the financial risk if we initially underprice our contracts or otherwise overrun our cost estimates. In addition, these contracts may be terminated or reduced in scope either immediately or upon notice. Cancellations may occur for a variety of reasons, and often at the discretion of the client. The loss, reduction in scope, or delay of a large contract or the loss or delay of multiple contracts could materially adversely affect our business, although our contracts frequently entitle us to receive the costs of winding down the terminated projects, as well as all fees earned by us up to the time of termination. Some contracts also entitle us to a predetermined termination fee and irrevocably committed costs/expenses.

We could experience a breach of the confidentiality of the information we hold or of the security of our computer systems.

We operate large and complex computer systems that contain significant amounts of client data. As a routine element of our business, we collect, analyze, and retain substantial amounts of data pertaining to the clinical study data analysis we conduct for our clients. Unauthorized third parties could attempt to gain entry to such computer systems for the purpose of stealing data or disrupting the systems. We believe that we have taken appropriate measures to protect them from intrusion, and we continue to improve and enhance our systems in this regard, but in the event that our efforts are unsuccessful, we could suffer significant harm. Our contracts with our clients typically contain provisions that require us to keep confidential the information generated from these studies. In the event the confidentiality of such information was compromised, we could suffer significant harm.

S-11

Impairment of goodwill or other intangible assets may adversely impact future results of operations.

We have intangible assets, including goodwill and other indefinite-lived intangibles, on our balance sheet due to our acquisitions of businesses. The initial identification and valuation of these intangible assets and the determination of the estimated useful lives at the time of acquisition involve use of management judgments and estimates. These estimates are based on, among other factors, input from accredited valuation consultants, reviews of projected future income cash flows and statutory regulations. The use of alternative estimates and assumptions might have increased or decreased the estimated fair value of our goodwill and other intangible assets that could potentially result in a different impact to our results of operations. If the future growth and operating results of our business are not as strong as anticipated and/or our market capitalization declines, this could impact the assumptions used in calculating the fair value of goodwill or other indefinite-lived intangibles. To the extent goodwill or other indefinite-lived intangibles are impaired, their carrying value will be written down to its implied fair value and a charge will be made to our income from continuing operations. Such an impairment charge could materially and adversely affect our operating results. As of May 31, 2020 and August 31, 2019, the carrying amount of goodwill and other intangibles was $32,214,420 and $18,693,447, respectively, on our consolidated balance sheet.

Certain Risks Related to Our Operations

Software defects or malfunctions in our products could hurt our reputation among our customers, result in delayed or lost revenue, and expose us to liability.

Our business and the level of customer acceptance of our products depend upon the continuous, effective, and reliable operation of our software and related tools and functions. To the extent that defects cause our software to malfunction and our customers' use of our products is interrupted, our reputation could suffer and our revenue could decline or be delayed while such defects are remedied. We may also be subject to liability for the defects and malfunctions of third-party technology partners and others with whom our products and services are integrated.

Delays in the release of new or enhanced products or services or undetected errors in our products or services may result in increased cost to us, delayed market acceptance of our products, and delayed or lost revenue.

To achieve market acceptance, new or enhanced products or services can require long development and testing periods, which may result in delays in scheduled introduction. Any delays in the release schedule for new or enhanced products or services may delay market acceptance of these products or services and may result in delays in new customer orders for these new or enhanced products or services or the loss of customer orders. In addition, new or enhanced products or services may contain a number of undetected errors or “bugs” when they are first released. Although we extensively test each new or enhanced software product or service before it is released to the market, there can be no assurance that significant errors will not be found in existing or future releases. As a result, in the months following the introduction of certain releases, we may need to devote significant resources to correct these errors. There can be no assurance, however, that all of these errors can be corrected.

We are subject to risks associated with the operation of a global business.

We derive a significant portion of our total revenue from our operations in international markets. During the years ended August 31, 2019, 2018 and 2017, 34%, 39% and 38% respectively, of our total revenue was derived from our international operations. Our global business may be affected by local economic conditions, including inflation, recession, and currency exchange rate fluctuations. In addition, political and economic changes, including international conflicts, including terrorist acts, throughout the world may interfere with our or our customers' activities in particular locations and result in a material adverse effect on our business, financial condition, and operating results. Potential trade restrictions, exchange controls, adverse tax consequences, and legal restrictions may affect the repatriation of funds into the U.S. Also, we could be subject to unexpected changes in regulatory requirements, the difficulties of compliance with a wide variety of foreign laws and regulations, potentially negative consequences from changes in or interpretations of U.S. and foreign tax laws, import and export licensing requirements, and longer accounts receivable cycles in certain foreign countries. These risks, individually or in the aggregate, could have an adverse effect on our results of operations and financial condition. For example, we are subject to compliance with the U.S. Foreign Corrupt Practices Act and similar anti-bribery laws, which generally prohibit companies and their intermediaries from making improper payments to foreign government officials for the purpose of obtaining or retaining business. While our employees, distributors, and agents are required to comply with these laws, we cannot be sure that our internal policies and procedures will always protect us from violations of these laws despite our commitment to legal compliance and corporate ethics. The occurrence or allegation of these types of risks may adversely affect our business, performance, prospects, value, financial condition, and results of operations.

S-12

The drug discovery and development services industry is highly competitive.

Our clinical pharmacology division often competes for business not only with other clinical research organization (CROs), but also with internal discovery and development departments within our larger clients, who may have greater resources than ours. We also compete with universities and teaching hospitals for outsourced services. We compete based on a variety of factors, including:

•	reputation for on-time quality performance;
•	reputation for regulatory compliance;
•	expertise and experience in multiple specialized areas;
•	scope and breadth of service and product offerings across the drug discovery and development spectrum;
•	ability to provide flexible and customized solutions to support our clients' drug discovery and development needs;
•	price/value;
•	technological expertise and efficient drug development processes;
•	financial stability;
•	accessibility of client data through secure portals; and
•	ability to acquire, process, analyze, and report data in an accurate manner.

If we do not compete successfully, our business could suffer. Increased competition might lead to price and other concessions that might adversely affect our operating results. The drug discovery and development services industry has continued to see a trend towards consolidation, particularly among biotechnology companies, who are targets for each other and for larger pharmaceutical companies. If this trend continues, it is likely to produce more competition among the larger companies and CROs generally, with respect to both clients and acquisition candidates. In addition, while there are substantial barriers to entry for large, global competitors with broad-based services, small, specialized entities considering entering the CRO industry will continue to find lower barriers to entry, and private equity firms may determine that there are opportunities to acquire and consolidate these companies, thus further increasing possible competition. More generally, our competitors or others might develop technologies, services, or products that are more effective or commercially attractive than our current or future technologies, services, or products, or that render our technologies, services, or products less competitive or obsolete. If competitors introduce superior technologies, services, or products and we cannot make enhancements to ours to remain competitive, our competitive position, and in turn our business, revenue, and financial condition, would be materially and adversely affected. In the aggregate, these competitive pressures may affect the attractiveness of our technologies, services, or products and could adversely affect our financial results.

Potential changes in U.S. and international tax law.

Tax proposals to reform corporate tax law are constantly being considered. Proposals include both increasing and reducing the corporate statutory tax rate, broadening the corporate tax base through the elimination or reduction of deductions, exclusions, and credits, implementing a territorial regime of taxation, limiting the ability of U.S. corporations to deduct interest expense associated with offshore earnings, modifying the foreign tax credit rules, and reducing the ability to defer U.S. tax on offshore earnings. These or other changes in the U.S. tax laws could increase our effective tax rate, which would affect our profitability.

Contract research services create a risk of liability.

As a CRO, we face a range of potential liabilities which may include:

•	Errors or omissions in reporting of study detail in preclinical studies that may lead to inaccurate reports, which may undermine the usefulness of a study or data from the study, or which may potentially advance studies absent the necessary support or inhibit studies from proceeding to the next level of testing; and

•	Risks associated with our possible failure to properly care for our clients' property, such as research models, records, work in progress, or other archived materials.

S-13

Contractual risk transfer indemnifications generally do not protect us against liability arising from certain of our own actions, such as negligence or misconduct. We could be materially and adversely affected if we are required to pay damages or bear the costs of defending any claim that is outside any contractual indemnification provision, or if a party does not fulfill its indemnification obligations, or the damage is beyond the scope or level of insurance coverage. We also often contractually indemnify our clients (subject to a limitation of liability), similar to the way they indemnify us, and we may be materially adversely affected if we have to fulfill our indemnity obligations. Furthermore, there can be no assurance that we nor a party required to indemnify us will be able to maintain such insurance coverage (either at all or on terms acceptable to us).

Upgrading our software could result in implementation issues and business disruptions.

We update our software on a regular basis and in the process of refactoring our software programs. In doing so we face the possibility that existing users will find the software unacceptable, or new users may not be as interested as they have been in the past versions. Translation errors might introduce new software bugs that will not be caught.

The drug discovery and development industry has a history of patent and other intellectual property litigation, and we might be involved in costly intellectual property lawsuits.

The drug discovery and development industry has a history of patent and other intellectual property litigation and these lawsuits will likely continue. Accordingly, we face potential patent infringement suits by companies that have patents for similar products and methods used in business or other suits alleging infringement of their intellectual property rights. Legal proceedings relating to intellectual property could be expensive, take significant time and divert management's attention from other business concerns, whether we win or lose. If we do not prevail in an infringement lawsuit brought against us, we might have to pay substantial damages, including treble damages, and we could be required to stop the infringing activity or obtain a license to use technology on unfavorable terms.

We may not be able to successfully develop and market new services and products.

We may seek to develop and market new services and products that complement or expand our existing business or service offerings. We cannot guarantee that we will be able to identify new technologies of interest to our customers. Even if we are able to identify new technologies of interest, we may not be able to negotiate license agreements on acceptable terms, or at all. If we are unable to develop new services and products and/or create demand for those newly developed services and products, our future business, results of operations, financial condition, and cash flows could be adversely affected.

Ability to incur debt could adversely affect our business and growth prospects.

In April 2020 we established a line of credit with a bank in the amount of $3,500,000 and, to date, we have not accessed the line. Prior to the establishment of the line we have not had any borrowed debt and have no need to do so to fund normal operations in the foreseeable future. Should circumstances require us to incur additional debt and a lender could not be found to provide that debt, this could have a significant adverse effect on our business, including making it more difficult for us to obtain financing on favorable terms, limiting our ability to capitalize on significant business opportunities, and making us more vulnerable to rising interest rates.

We depend on key personnel and may not be able to retain these employees or recruit additional qualified personnel, which could harm our business.

Our success depends to a significant extent on the continued services of our senior management and other members of management. We have employment agreements with our CEO and division presidents that range from one to three years. If our CEO, our division presidents, or other members of senior management do not continue in their present positions, our business may suffer. Because of the specialized scientific nature of our business, we are highly dependent upon attracting and retaining qualified scientific and technical and managerial personnel. While we have a strong record of employee retention, there is still significant competition for qualified personnel in the software, pharmaceutical and biotechnology fields. Therefore, we may not be able to attract and retain the qualified personnel necessary for the development of our business. The loss of the services of existing personnel, as well as the failure to recruit additional key scientific, technical, and managerial personnel in a timely manner, could harm our business.

S-14

If we are not successful in selecting and integrating the businesses and technologies we acquire, or in managing our current and future divestitures, our business may suffer.

Over the years, we have expanded our business through acquisitions. We continue to search to acquire businesses and technologies and form strategic alliances. However, businesses and technologies may not be available on terms and conditions we find acceptable. We risk spending time and money investigating and negotiating with potential acquisition or alliance partners, but not completing transactions. Even if completed, acquisitions and alliances involve numerous risks which may include: difficulties in achieving business and continuing financial success; difficulties and expenses incurred in assimilating and integrating operations, services, products, technologies, or pre-existing relationships with our customers, distributors, and suppliers; challenges with developing and operating new businesses, including those which are materially different from our existing businesses and which may require the development or acquisition of new internal capabilities and expertise; challenges of maintaining staffing at the acquired entities, including loss of key employees; potential losses resulting from undiscovered liabilities of acquired companies that are not covered by the indemnification we may obtain from the seller(s); the presence or absence of adequate internal controls and/or significant fraud in the financial systems of acquired companies; diversion of management's attention from other business concerns; acquisitions could be dilutive to earnings, or in the event of acquisitions made through the issuance of our common stock to the shareholders of the acquired company, dilutive to the percentage of ownership of our existing shareholders; new technologies and products may be developed which cause businesses or assets we acquire to become less valuable; and risks that disagreements or disputes with prior owners of an acquired business, technology, service, or product may result in litigation expenses and distribution of our management's attention. In the event that an acquired business or technology or an alliance does not meet our expectations, our results of operations may be adversely affected.

Some of the same risks exist when we decide to sell a business, site, or product line. In addition, divestitures could involve additional risks, including the following: difficulties in the separation of operations, services, products, and personnel; and the need to agree to retain or assume certain current or future liabilities in order to complete the divestiture. We evaluate the performance and strategic fit of our businesses. These and any divestitures may result in significant write-offs, including those related to goodwill and other intangible assets, which could have an adverse effect on our results of operations and financial condition. In addition, we may encounter difficulty in finding buyers or alternative exit strategies at acceptable prices and terms and in a timely manner. We may not be successful in managing these or any other significant risks that we encounter in divesting a business, site, or product line, and as a result, we may not achieve some or all of the expected benefits of the divestitures.

Our quarterly and annual operating results fluctuate and may continue to fluctuate in the future, and if we fail to meet the expectations of analysts or investors, our stock price and the value of your investment could decline substantially.

We believe that operating results for any particular quarter are not necessarily a meaningful indication of future results. Nonetheless, fluctuations in our quarterly operating results could negatively affect the market price of our common stock. Our results of operations in any quarter or annual period have varied in the past and may vary from quarter to quarter or year to year and are influenced by such factors as:

•	changes in the general global economy;
•	the number and scope of ongoing client engagements; the commencement, postponement, delay, progress, completion, or cancellation of client contracts in the quarter;
•	changes in customer budget cycles;
•	the number and scope of ongoing client engagements;
•	the commencement, postponement, delay, progress, completion, or cancellation of client contracts in the quarter;
•	changes in the mix of our products and services;
•	competitive pricing pressures;
•	the extent of cost overruns;
•	buying patterns of our clients;
•	budget cycles of our clients;
•	the effect of potential acquisitions and consequent integration;
•	the timing of new product releases by us or our competitors;
•	general economic factors, including factors relating to disruptions in the world credit and equity markets and the related impact on our customers’ access to capital;
•	changes in tax laws, rules, regulations, and tax rates in the locations in which we operate;
•	the timing and charges associated with completed acquisitions and other events;
•	the financial performance of the limited partnerships in which we invest; and
•	exchange rate fluctuations.

S-15

We derive a significant percentage of our revenues from a concentrated group of customers and the loss of more than one of our major customers could materially and adversely affect our business, results of operations or financial condition.

Three customers accounted for 8%, 8% and 7% (a dealer account in Japan representing various customers) of net sales for fiscal year 2019. Four customers accounted for 9% (a dealer account in Japan representing various customers), 7%, 6% and 5% of net sales for fiscal year 2018. Three customers accounted for 7% (a dealer account in Japan representing various customers), 7%, and 5% of net sales for fiscal year 2017. The loss of any of our major customers could have a material adverse effect on our results of operations and financial condition. We may not be able to maintain our customer relationships, and our customers may delay payment under, or fail to renew, their agreements with us, which could adversely affect our business, results of operations, or financial condition. Any reduction in the amount of revenues that we derive from these customers, without an offsetting increase in new sales to other customers, could have a material adverse effect on our operating results. A significant change in the liquidity or financial position of our customers could also have a material adverse effect on the collectability of our accounts receivable, our liquidity, and our future operating results.

We conduct business outside the US, which exposes us to foreign currency exchange rate risk, and could have a negative impact on our financial results.

We operate on a global basis: in the three and nine months ended May 31, 2020 and 2019, we had sales of $1,453,000 and $1,402,000 and $3,800,000 and $3,273,000, respectively, in certain Asian markets.

As we continue to increase our international operations, our sales and expenditures in foreign currencies are expected to become more material and subject to greater foreign currency exchange rate fluctuations. Also, our foreign distributors typically sell our products in local currency, which impacts the price to foreign consumers. One of our subsidiaries operates with their local currency as their functional currency. Future foreign currency exchange rate fluctuations and global credit markets may cause changes in the US dollar value of our purchases or sales and materially affect our sales, profit margins, and results of operations, when converted to US dollars. Changes in the value of the US dollar relative to other currencies could result in material foreign currency exchange rate fluctuations and, as a result, our net earnings could be materially adversely affected.

As we continue to expand international operations and increase purchases and sales in foreign currencies, we may utilize derivative instruments, as needed, to hedge our foreign currency exchange rate risk. Our hedging strategies will depend on our forecasts of sales, expenses, and cash flows, which are inherently subject to inaccuracies. Foreign currency exchange rate hedges, transactions, re-measurements, or translations could materially impact our consolidated financial statements.

A significant portion of our operating expenses is relatively fixed and planned expenditures are based in part on expectations regarding future revenues.

Accordingly, unexpected revenue shortfalls may decrease our gross margins and could cause significant changes in our operating results from year to year. As a result, in future quarters our operating results could fall below the expectations of securities analysts or investors, in which event our stock price would likely decrease.

S-16

If our customers cancel their contracts or terminate or delay their clinical trials, we may lose or delay revenues and our business may be harmed.

Certain of our customer contracts are subject to cancellation by our customers at any time with limited notice. Customers engaged in clinical trials may terminate or delay a clinical trial for various reasons, including the failure of the tested product to satisfy safety or efficacy requirements, unexpected or undesired clinical results, decisions to deemphasize a particular product or forgo a particular clinical trial, decisions to downsize clinical development programs, insufficient patient enrollment or investigator recruitment, and production problems resulting in shortages of required clinical supplies. Any termination or delay in the clinical trials would likely result in a consequential delay or termination in those customers’ service contracts. We have experienced terminations and delays of our customer service contracts in the past (although no such past terminations have had a significant impact on our results of operations) and we expect to experience additional terminations and delays in the future. The termination of single-study arrangements could result in decreased revenues and the delay of our customers’ clinical trials could result in delayed professional services revenues, which could materially harm our business.

If our security is breached, our business could be disrupted, our operating results could be harmed, and customers could be deterred from using our products and services.

Our business relies on the secure electronic transmission, storage, and hosting of sensitive information, including clinical data, financial information, and other sensitive information relating to our customers, company, and workforce. As a result, we face some risk of a deliberate or unintentional incident involving unauthorized access to our computer systems (including, among other methods, cyber- attacks or social engineering) that could result in misappropriation or loss of assets or sensitive information, data corruption, or other disruption of business operations. In light of this risk, we have devoted significant resources to protecting and maintaining the confidentiality of our information, including implementing security and privacy programs and controls, training our workforce, and implementing new technology. We have no guarantee that these programs and controls will be adequate to prevent all possible security threats. We believe that any compromise of our electronic systems, including the unauthorized access, use, or disclosure of sensitive information or a significant disruption of our computing assets and networks, would adversely affect our reputation and our ability to fulfill contractual obligations, and would require us to devote significant financial and other resources to mitigate such problems, and could increase our future cyber security costs. Moreover, unauthorized access, use, or disclosure of such sensitive information could result in contractual or other liability. In addition, any real or perceived compromise of our security or disclosure of sensitive information may result in lost revenues by deterring customers from using or purchasing our products and services in the future or prompting them to use competing service providers.

Any failure by us to properly protect customer data we possess or are deemed to possess in connection with the conduct of clinical trials, could subject us to significant liability.

Our customers use our solutions to collect, manage, and report information in connection with the conduct of clinical trials. This information may be considered our customers’ proprietary information. Since we receive and process our customers’ data from customers utilizing our hosted solutions, there is a risk that we could be liable if there were a breach of any obligation to a protected person under contract, standard of practice, or regulatory requirement. If we fail to properly protect our customers’ data that is in our possession or deemed to be in our possession, we could be subjected to significant liability and our reputation would be harmed.

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We rely upon a single internal hosting facility and Amazon Web Services to deliver our solutions to our customers and any disruption of or interference with our hosting systems, operations, or use of the Amazon Web Services could harm our business and results of operations.

Substantially all of the computer hardware necessary to deliver our CRO and KIWI solutions is located at our internal hosting facility in Buffalo, New York. In addition to our dedicated hosting facility, we utilize third-party cloud computing services from Amazon Web Services ("AWS") to help us efficiently scale our cloud-based solutions and provide training. Because we cannot easily switch our AWS-serviced operations to another cloud provider, any disruption of or interference with our use of AWS would impact our operations, and our business would be adversely impacted. Our systems and operations or those of AWS could suffer damage or interruption from human error, fire, flood, power loss, telecommunications failure, break-ins, terrorist attacks, acts of war, and similar events. The occurrence of a natural disaster, an act of terrorism or other unanticipated problems at our or AWS' hosting facilities could result in lengthy interruptions in our service. Although we and AWS maintain backup facilities and disaster recovery services in the event of a system failure, these may be insufficient or fail. Any system failure, including network, software, or hardware failure, that causes an interruption in our Buffalo data center or our use of AWS or that causes a decrease in responsiveness of our cloud-based solutions could damage our reputation and cause us to lose customers, which could harm our business and results of operations. Our business may be harmed if our customers and potential customers believe our service is unreliable.

Defects or errors in our software applications could harm our reputation, result in significant cost to us and impair our ability to market our solutions.

Our software applications are inherently complex and may contain defects or errors, some of which may be material. Errors may result from our own technology or from the interface of our cloud-based solutions with legacy systems and data, which we did not develop. The risk of errors is particularly significant when a new product is first introduced or when new versions or enhancements of existing products are released. The likelihood of errors is increased when we do more frequent releases of new products and enhancements of existing products. We have, from time to time, found defects in our solutions. Although these past defects have not resulted in any litigation against us to date, we have invested significant capital, technical, managerial, and other resources to investigate and correct these past defects and we have needed to divert these resources from other development efforts. In addition, material performance problems or defects in our solutions may arise in the future. Material defects in our cloud-based solutions could result in a reduction in sales, delay in market acceptance of our solutions, or credits or refunds to our customers. In addition, such defects may lead to the loss of existing customers and difficulty in attracting new customers, diversion of development resources, or harm to our reputation. Correction of defects or errors could prove to be impossible or impractical. The costs incurred in correcting any defects or errors or in responding to resulting claims or liability may be substantial and could adversely affect our operating results.

If we are not able to reliably meet our data storage and management requirements, or if we experience any failure or interruption in the delivery of our services over the Internet, customer satisfaction and our reputation could be harmed and customer contracts may be terminated.

As part of our current business model, we deliver our software over the Internet and store and manage hundreds of terabytes of data for our customers, resulting in substantial information technology infrastructure and ongoing technological challenges, which we expect to continue to increase over time. If we do not reliably meet these data storage and management requirements, or if we experience any failure or interruption in the delivery of our services over the Internet, customer satisfaction and our reputation could be harmed, leading to reduced revenues and increased expenses. Our hosting services are subject to service-level agreements and, in the event that we fail to meet guaranteed service or performance levels, we could be subject to customer credits or termination of these customer contracts. If the cost of meeting these data storage and management requirements increases, our results of operations could be harmed.

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Some of our software solutions and services utilize open source software, and any failure to comply with the terms of one or more of these open source licenses could adversely affect our business.

Some of our software solutions utilize software covered by open source licenses. Open source software is typically freely accessible, usable and modifiable, and is used by our development team in an effort to reduce development costs and speed up the development process. Certain open source software licenses require a user who intends to distribute the open source software as a component of the user's software to disclose publicly part or all of the source code to the user's software. In addition, certain open source software licenses require the user of such software to make any derivative works of the open source code available to others on unfavorable terms or at no cost. This can subject previously proprietary software to open source license terms. While we monitor the use of all open source software in our products, processes and technology and try to ensure that no open source software is used in such a way as to require us to disclose or make available the source code to the related product or solution, such use could inadvertently occur. This could harm our intellectual property position and have a material adverse effect on our business.

We may be unable to adequately enforce or defend our ownership and use of our intellectual property and other proprietary rights.

Our success is heavily dependent upon our intellectual property and other proprietary rights. We rely upon a combination of trademark, trade secret, copyright, patent, and unfair competition laws, as well as license and access agreements and other contractual provisions, to protect our intellectual property and other proprietary rights. In addition, we attempt to protect our intellectual property and proprietary information by requiring certain of our employees and consultants to enter into confidentiality, non-competition, and assignment-of-inventions agreements. The steps we take to protect these rights may not be adequate to prevent misappropriation of our technology by third parties, or may not be adequate under the laws of some foreign countries, which may not protect our intellectual property rights to the same extent as do the laws of the United States. Our attempts to protect our intellectual property may be challenged by others or invalidated through administrative process or litigation, and agreement terms that address non-competition are difficult to enforce in many jurisdictions and may not be enforceable in any particular case. In addition, there remains the possibility that others will “reverse engineer” our products in order to introduce competing products, or that others will develop competing technology independently. If we resort to legal proceedings to enforce our intellectual property rights or to determine the validity and scope of the intellectual property or other proprietary rights of others, the proceedings could be burdensome and expensive, even if we were to prevail. The failure to adequately protect our intellectual property and other proprietary rights may have a material adverse effect on our business, results of operations or financial condition.

Current and future litigation against us, which may arise in the ordinary course of our business, could be costly and time consuming to defend.

We are subject to claims that arise in the ordinary course of business, such as claims brought by our customers in connection with commercial disputes and employment claims made by our current or former employees. Third parties may in the future assert intellectual property rights to technologies that are important to our business and demand back royalties or demand that we license their technology. Litigation may result in substantial costs and may divert management’s attention and resources, which may seriously harm our business, overall financial condition, and operating results. Insurance may not cover such claims, may not be sufficient for one or more such claims, and may not continue to be available on terms acceptable to us. A claim brought against us that is uninsured or underinsured could result in unanticipated costs, negatively affecting our business, results of operations, and financial condition.

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We could incur substantial costs resulting from product liability claims relating to our products or services or our customers’ use of our products or services.

Any failure or errors in a customer’s clinical trial caused or allegedly caused by our products or services could result in a claim for substantial damages against us by our customers or the clinical trial participants, regardless of our responsibility for the failure. Although we are generally entitled to indemnification under our customer contracts against claims brought against us by third parties arising out of our customers’ use of our products, we might find ourselves entangled in lawsuits against us that, even if unsuccessful, may divert our resources and energy and adversely affect our business. Further, in the event we seek indemnification from a customer, a court may not enforce our indemnification right if the customer challenges it or the customer may not be able to fund any amounts for indemnification owed to us. In addition, our existing insurance coverage may not continue to be available on reasonable terms or may not be available in amounts sufficient to cover one or more large claims, or the insurer may disclaim coverage as to any future claim.

Our Buffalo Subsidiary (Cognigen) depends on the clinical trial market, and a downturn in this market could cause our revenues to decrease.

Our Buffalo business depends entirely on the clinical trials conducted or sponsored by pharmaceutical, biotechnology and medical device companies, CROs, and other entities. Our revenues may decline as a result of conditions affecting these industries, including general economic downturns, increased consolidation, decreased competition, or fewer products under development. Other developments that may affect these industries and harm our operating results include product liability claims, changes in government regulation, changes in governmental price controls or third-party reimbursement practices, and changes in medical practices. Disruptions in the world credit and equity markets may also result in a global downturn in spending on research and development and clinical trials and may impact our customers’ access to capital and their ability to pay for our solutions. Any decrease in research and development expenditures or in the size, scope, or frequency of clinical trials could materially adversely affect our business, results of operations, or financial condition.

As a public company, we are obligated to maintain proper and effective internal control over financial reporting. As our business expands both organically and through acquisitions, we may be unable to effectively adapt our current systems to our changing business needs and may fail to develop and maintain an effective system of disclosure controls and internal control over financial reporting which could impair our ability to produce timely and accurate financial statements or comply with applicable laws and regulations.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time consuming, or costly, and increase demand on our systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting.

On July 24, 2020, we filed a Form 10-Q/A to correct clerical errors in our Quarterly Report on Form 10-Q for the quarter ended May 31, 2020, initially filed with the Securities and Exchange Commission on July 9, 2020 (the “Q3 2020 Form 10-Q”). Despite being minor clerical errors in narrative and comparative data portions of the Q3 2020 Form 10-Q, our management and independent registered public accounting firm felt it necessary to correct the clerical error to avoid confusion. As a company, we continually review and evaluate the adequacy of our disclosure controls and procedures and internal controls over financial reporting for deficiencies and improvements.

As we expand our operations through acquisitions and organic growth, our current systems for disclosure controls and procedures and internal control over financial reporting may be inadequate to meet our growing and changing business. Accordingly, we may require significant resources and management oversight to maintain and, if necessary, improve our disclosure controls and procedures and internal control over financial reporting. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results. In addition, we may need to hire more employees in the future or engage outside consultants with respect to developing and maintaining our disclosure controls and internal control over financial reporting, which would increase our costs and expenses.

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In addition, as a public company, we are required, pursuant to Section 404 of the Sarbanes-Oxley Act to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting. Effective internal control over financial reporting is necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud.  As a result of the growth of our business both organically and through acquisitions, we may fail to implement required new or improved controls, or experience difficulties in their implementation, which may cause us to not meet our reporting obligations. If we or our independent registered public accounting firm were to identify a material weakness, if we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion on the effectiveness of our internal control, we could lose investor confidence in the accuracy and completeness of our financial reports, which could cause the price of our common stock to decline, and we may be subject to investigation by the SEC.

As a public company, we may incur significant administrative workload and expenses in connection with new and changing compliance requirements.

As a public company with common stock listed on The Nasdaq Capital Market, we must comply with various laws, regulations and requirements. New laws and regulations, as well as changes to existing laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act, the Dodd-Frank Act, and rules adopted by the SEC and by The Nasdaq Capital Market, may result in increased general and administrative expenses and a diversion of management's time and attention as we respond to new requirements.

We have been paying quarterly dividends on our common stock, and although there has been a consistent track record of paying these dividends, the Board of Directors may suspend the dividend, and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

Should the Board of Directors suspend the dividend and decide to use those funds to invest more into the business, you may not receive any dividends on your investment in our common stock for the foreseeable future and the success of an investment in shares of our common stock will depend upon any future appreciation in its value. Shares of our common stock may depreciate in value or may not appreciate in value.

The price of our common stock may fluctuate significantly and investors could lose all or part of their investments.

Shares of our common stock were sold in our initial public offering ("IPO") in 1996 at a price of $1.25 per share (on a post-split basis), and our common stock has subsequently traded as high as $73.58 and as low as $0.38 from our IPO through August 3, 2020. However, an active, liquid, and orderly market for our common stock on The Nasdaq Capital Market or otherwise may not be sustained, which could depress the trading price of our common stock. The trading price of our common stock may be subject to wide fluctuations in response to various factors, some of which are beyond our control, including:

•	our quarterly or annual earnings or those of other companies in our industry;
•	announcements by us or our competitors of significant contracts or acquisitions;
•	changes in accounting standards, policies, guidance, interpretations, or principles;
•	general economic and stock market conditions, including disruptions in the world credit and equity markets;
•	the failure of securities analysts to cover our common stock or changes in financial estimates by analysts;
•	future sales of our common stock; and
•	the other factors described in these “Risk Factors.”

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In recent years, the stock market in general, and the market for technology-related companies in particular, has experienced wide price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The price of our common stock could fluctuate based upon factors that have little to do with our performance, and these fluctuations could materially reduce our stock price.

In the past, some companies, including companies in our industry, have had volatile market prices for their securities and have had securities class action suits filed against them. The filing of a lawsuit against us, regardless of the outcome, could have a material adverse effect on our business, financial condition, and results of operations, as it could result in substantial legal costs and a diversion of our management’s attention and resources.

Risks Related to This Offering and Our Common Stock

Our management team may invest or spend the proceeds of the Offering in ways with which you may not agree or in ways which may not yield a significant return.

We expect to receive net proceeds of $93.60 million from the Offering (or $ 107.78 million if the underwriters exercise their option in full), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Our management will have broad discretion over the use of proceeds from the Offering. We expect to use the net proceeds from the Offering for strategic mergers and acquisitions, although we have no present commitments or agreements to enter into any such mergers or acquisitions, working capital requirements and general corporate purposes, including investing in enhanced information and accounting systems, and personnel in support of corporate growth. Our management will have considerable discretion in the application of such net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our common stock.

If you purchase our common stock in this offering, you will incur immediate and substantial dilution in the book value of your shares. You will experience further dilution if we issue additional equity securities in the future.

Investors purchasing shares of common stock in this offering will pay a price per share that substantially exceeds the as-adjusted book value per share of our tangible assets after subtracting our liabilities. As a result, investors purchasing shares of common stock in this offering will incur immediate dilution of $49.49 per share, representing the difference between the public offering price of $55.00 per share and our as adjusted net tangible book value as of May 31, 2020.

This dilution is due to the substantially lower price paid by our investors who purchased shares prior to this offering as compared to the price offered to the public in this offering, and the exercise of stock options granted to our employees. In addition, as of May 31, 2020, we had outstanding options to purchase 1,231,491 shares of our common stock; the exercise of any of these options would result in additional dilution. As a result of the dilution to investors purchasing shares in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of our liquidation.

In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt or other equity linked securities, the issuance of these securities could result in further dilution to our stockholders or result in downward pressure on the price of our common stock.

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Sales of a substantial number of shares of our common stock in the public market could cause our stock price to fall.

If our existing stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market, the market price of our common stock could decline. Based upon the number of shares of common stock outstanding as of May 31, 2020 upon the closing of this offering we will have outstanding a total of approximately 19,606,680 shares of common stock (assuming no exercise of the underwriters’ option to purchase additional shares). Other than any shares held by our directors and executive officers, all of these shares are currently freely tradable, and the shares to be sold in this offering, plus any shares sold upon exercise of the underwriters’ option to purchase additional shares, will be freely tradable, without restriction, in the public market immediately following this offering. Oppenheimer & Co. Inc., however, may, in its sole discretion, permit our executive officers and directors who are subject to lock-up agreements to sell shares prior to the expiration of the lock-up agreements. Exceptions to the lock-up restrictions are described in more detail in this prospectus supplement under the caption “Underwriting.”

The price of our common stock may be volatile and our stockholders may not be able to resell shares of our common stock at or above the price they paid.

The trading price of our common stock is volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. Factors that could cause volatility in the market price of our common stock include, but are not limited to:

•	achievement of expected software product and consulting service sales and profitability, including the effects of seasonality on our results of operations, as well as adjustments to our sales forecasts;

•	the ongoing COVID-19 pandemic, see “—Risks Related to our Business—Our business, financial condition, results of operations and growth could be harmed by the effects of the COVID-19 pandemic”;

•	announcements of new products by us or our competitors;

•	announcements or developments in any intellectual property infringement actions in which we may become involved;

•	our operating results;

•	results from, or any delays in, clinical trial programs of our clients and their need for our services;

•	changes or developments in laws or regulations applicable to our products;

•	consolidation within the pharmaceutical and biotechnology industries leading to fewer potential customers for our products and services;

•	delays in the release of new or enhanced products or services or undetected errors in our products or services may result in increased cost to us, delayed market acceptance of our products, and delayed or lost revenue;

•	adverse actions taken by regulatory agencies with respect to our clinical trials, manufacturing supply chain or sales and marketing activities;

•	the success of our efforts to acquire or develop additional products;

•	announcements concerning our competitors or the pharmaceutical industry in general;

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•	actual or anticipated fluctuations in our operating results;

•	FDA or other U.S. or foreign regulatory actions affecting us or our industry or other healthcare reform measures in the United States;

•	changes in financial estimates or recommendations by securities analysts;

•	trading volume of our common stock;

•	sales of our common stock by us, our executive officers and directors or our stockholders in the future;

•	general economic and market conditions and overall fluctuations in the United States equity markets, including as a result of volatility related to the recent coronavirus outbreak and related health concerns; and

•	the loss of any of our key scientific or management personnel.

Broad market fluctuations may adversely affect the trading price or liquidity of our common stock. In the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the issuer. If any of our stockholders were to bring such a lawsuit against us, we could incur substantial costs defending the lawsuit and the attention of our management would be diverted from the operation of our business, which could seriously harm our financial position. Any adverse determination in litigation could also subject us to significant liabilities.

If securities or industry analysts issue an adverse or misleading opinion regarding our stock, our stock price and trading volume could decline.

The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us or our business. If any of the analysts who cover us issue an adverse or misleading opinion regarding us, our business model, our intellectual property or our stock performance, or if our operating results fail to meet the expectations of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

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USE OF PROCEEDS

We estimate that the net proceeds from the Offering will be approximately $93.60 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their option to purchase an additional shares of common stock in full, we estimate that net proceeds will be approximately $107.78 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We expect to use the net proceeds from the Offering for strategic mergers and acquisitions, although we have no present commitments or agreements to enter into any such mergers or acquisitions, working capital requirements and general corporate purposes, including investing in enhanced information and accounting systems, and personnel in support of corporate growth.

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DIVIDEND POLICY

We have been paying quarterly dividends on our common stock for years. We paid a total of approximately $4.2 million in cash dividends during fiscal years 2019, and $4.2 million in fiscal year 2018. We expect to continue to pay quarterly dividends each quarter, subject to declaration by our Board of Directors. However, there can be no assurances that our Board of Directors will continue the dividend distributions for any specified number of quarters. In the event that our Board of Directors suspends such dividend distributions, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

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CAPITALIZATION

The following table sets forth our cash, cash equivalents and short-term investments and capitalization as of May 31, 2020:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the issuance and sale by us of 1,818,182 shares of our common stock in the Offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table in conjunction with "Prospectus Summary—Summary Consolidated Financial Data" included elsewhere in this prospectus and consolidated financial statements and related notes and “Management's Discussion and Analysis of Financial Condition and Results of Operations” included in our 2019 Annual Report and Q3 2020 Form 10-Q, which are incorporated by reference into this prospectus. For more details on how you can obtain our SEC reports and other information, you should read the section of the prospectus supplement entitled “Where You Can Find More Information.”

	As of May 31, 2020
	Actual	As Adjusted
	(in thousands, except share and per share data)
	(unaudited)
Cash and cash equivalents	$7,354	$100,949

Shareholders’ equity:
Preferred stock, par value $0.001 per share—10,000,000 shares authorized; no shares issued or outstanding, actual and as adjusted	–	–
Common stock, par value $0.001 per share—50,000,000 shares authorized; 17,788,498 shares issued and outstanding, actual and 19,606,680 shares as adjusted	8	10
Additional paid-in capital	20,231	113,824
Accumulated other comprehensive loss	30	30
Retained earnings	26,317	26,317
Total shareholders’ equity	$46,587	$140,181

The outstanding share information in the table above is based on 17,788,498 shares of common stock outstanding as of May 31, 2020, and excludes the following, in each case as of such date:

•	1,231,491 shares of common stock issuable upon the exercise of outstanding stock options having a weighted-average exercise price of approximately $15.95 per share; and

•	490,404 shares of common stock reserved for issuance pursuant to future equity awards under our 2017 Equity Incentive Plan, as well as any future increases in the number of shares of our common stock reserved for future issuance under this plan.

Unless otherwise indicated, the number of shares of our common stock described above assumes no exercise of the underwriters’ option to purchase additional shares and excludes an indeterminate amount of shares issuable in the Lixoft transaction pursuant to future earnout payments at future market prices issuable 12 and 24 months after closing, respectively, in an amount of up to $1,833,333.33 in shares of the Company’s common stock.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax considerations applicable to Non-U.S. Holders (as defined below) with respect to the purchase, ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (“Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (“IRS”), in each case in effect as of the date hereof.

These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code and held for investment. This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the alternative minimum tax or the Medicare contribution tax on certain net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, but not limited to:

•	U.S. expatriates and former citizens or long-term residents of the United States;
•	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
•	banks, insurance companies and other financial institutions;
•	brokers, dealers or traders in securities;
•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;
•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
•	tax-exempt organizations or governmental organizations;
•	persons deemed to sell our common stock under the constructive sale provisions of the Code;
•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;
•	persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an “applicable financial statement”;
•	retirement plans, including tax-qualified retirement plans;
•	pension funds including “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and
•	persons who own, or have owned, actually or constructively, more than 5% of our common stock.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of such partnership and a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

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THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX OR LEGAL ADVICE. INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER OTHER U.S. FEDERAL TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•	a trust (1) whose administration is subject to the primary supervision of a U.S. court and all substantial decisions of which are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) that has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section entitled “Dividend Policy,” we do anticipate continuing to pay cash dividends in the foreseeable future. When we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a non-taxable return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussion below regarding effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may generally obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable tax treaties.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying eligibility for exemption including that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates generally applicable to a United States person. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

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Sale or Other Taxable Disposition

Subject to the discussion below under the Section “Information Reporting and Backup Withholding,” a Non-U.S. Holder will generally not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);
•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or
•	our common stock constitutes a U.S. real property interest (“USRPI”), by reason of our status as a U.S. real property holding corporation (“USRPHC”), for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by certain U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their own tax advisors regarding any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the Non-U.S. Holder certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person or the Non-U.S. Holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker that does not have certain enumerated relationships with the United States generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

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Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474, inclusive of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. The U.S. Treasury Department has released proposed regulations which, if finalize in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a disposition of our common stock. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK ARE EXPECTED TO CONSULT THEIR OWN TAX ADVISOR REGARDING THE APPLICATION OF THE US. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION AND THE APPLICABILITY AND EFFECT OF OTHER U.S FEDERAL TAX LAWS, INCLUDING ESTATE AND GIFT TAX LAWS, AND ANY STATE, LOCAL, OR NON-US. TAX LAWS AND TAX TREATIES.

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UNDERWRITING

We entered into an underwriting agreement with the underwriters named below on August 5, 2020. Oppenheimer & Co. Inc. and Raymond James & Associates, Inc. are acting as the joint book-running managers, and Oppenheimer & Co. Inc. is acting as the representative of the underwriters. The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters’ obligations are several, which means that each underwriter is required to purchase a specified number of shares of common stock, but is not responsible for the commitment of any other underwriter to purchase shares of common stock. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below:

Underwriter	Number of Shares of Common Stock
Oppenheimer & Co. Inc.	1,041,201
Raymond James & Associates, Inc.	611,843
Craig-Hallum Capital Group LLC	165,138
Total	1,818,182

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed to purchase all of the shares offered by this prospectus (other than those covered by the option described below), if any are purchased.

The shares of common stock offered hereby are expected to be ready for delivery on or about August 10, 2020 against payment in immediately available funds.

The underwriters are offering the shares of common stock subject to various conditions and may reject all or part of any order. The representative of the underwriters has advised us that the underwriters propose initially to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at a price less a concession not in excess of $1.6335 per share of common stock to brokers and dealers. After the shares of common stock are released for sale to the public, the representative may change the offering price, the concession, and other selling terms at various times.

We have granted the underwriters an option to purchase additional shares. This option, which is exercisable for up to 30 days after the date of this prospectus supplement, permits the underwriters to purchase a maximum of additional shares of common stock from us. If the underwriters exercise all or part of this option, they will purchase shares of common stock covered by the option at the public offering price that appears on the cover page of this prospectus supplement, less the underwriting discounts and commissions. The underwriters have severally agreed that, to the extent the option is exercised, they will each purchase a number of additional shares proportionate to such underwriter’s initial amount reflected in the foregoing table. If this option is exercised in full, the total price to public will be $115.00 million, and the total proceeds to us, before expenses, will be $108.73 million.

The following table provides information regarding the amount of the discounts and commissions to be paid to the underwriters by us, before expenses:

	Per Share of Common Stock	Total Without Exercise of Underwriters’ Option	Total With Full Exercise of Underwriters’ Option
Public offering price	$55.0000	$100,000,010.00	$114,999,995.00
Underwriting discounts and commissions (1)	$2.9975	$5,450,000.55	$6,267,499.73
Proceeds, before expenses, to us	$52.0025	$94,550,009.45	$108,732,495.27

(1)	We have agreed to pay the underwriters a commission of 5.5% of the gross proceeds of this offering. In addition, the Company may (in its sole discretion) award up to an additional 0.5% of the gross proceeds of this offering to one or both of the book-running managers for this offering as incentive compensation.

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We estimate that our total expenses of the offering, excluding the estimated underwriting discounts and commissions, will be approximately $954,927, which includes certain advisory fees we have agreed to pay to Excel Partners, our independent financial advisors. We have agreed to reimburse the underwriters for all reasonable out-of-pocket costs and expenses incident to the performance of the obligations of the representative under the underwriting agreement (including, without limitation, the fees and expenses of the underwriters’ outside attorneys), provided that, excluding expenses related to FINRA filings, such fees, costs and expenses shall not exceed $100,000 without our prior approval (such approval not to be unreasonably withheld, conditioned or delayed).

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

We have agreed to a 90-day “lock-up,” during which, without the prior written consent of Oppenheimer & Co. Inc., we shall not issue, sell or register with the Securities and Exchange Commission (the “SEC”) (other than on Form S-8 or on any successor form), or otherwise dispose of, directly or indirectly, any of our equity securities (or any securities convertible into, exercisable for or exchangeable for our equity securities), except for the issuance of the shares of common stock offered pursuant to this prospectus supplement and the issuance of shares of common stock pursuant to our existing stock option or bonus plan as described in the registration statement of which this prospectus supplement forms a part.

Our executive officers and directors have also agreed to a 90-day “lock-up,” during which, without the prior written consent of Oppenheimer & Co. Inc., they shall not, directly or indirectly, (i) offer, pledge, assign, encumber, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, owned either of record or beneficially (as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”) by any signatory of the lock-up agreement on the date of this prospectus supplement or thereafter acquired; (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or any securities convertible into or exercisable or exchangeable for common stock, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing; and (iii) make any demand for or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The foregoing shall not apply to (i) common stock to be transferred as a gift or gifts, (ii) the sale of shares of common stock to be sold pursuant to this prospectus supplement, and (iii) sales of common stock pursuant to any written requirements of Rule 10b5-1 under the Exchange Act currently in effect on the date of this prospectus supplement (provided, that any filing made under the Exchange Act in connection with such a sale shall disclose that such sale was made pursuant to a Rule 10b5-1 trading plan entered into on a date before the date of this prospectus supplement); provided, however, that in the case of any transfer described in clause (i) above, it shall be a condition to the transfer that (a) the donee shall execute and deliver to Oppenheimer & Co. Inc., acting on behalf of the underwriters, not later than one business day prior to such transfer, a lock-up agreement to Oppenheimer & Co. Inc. and (b) if the lock-up signatory is required to file a report under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of common stock or beneficially owned shares or any securities convertible into or exercisable or exchangeable for common stock or beneficially owned shares during the 90-day “lock-up,” the lock-up signatory shall include a statement in such report to the effect that such transfer is being made as a gift). As of the date of this prospectus supplement, Walter S. Woltosz has a trading plan in effect intended to comply with Rule 10b5-1 under the Exchange Act, covering up to approximately 576,000 shares of our common stock in the aggregate at varying prices.

Rules of the SEC may limit the ability of the underwriters to bid for or purchase shares of common stock before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

●	Stabilizing transactions - the representative may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, so long as stabilizing bids do not exceed a specified maximum.
●	Over-allotments and syndicate covering transactions - the underwriters may sell more shares of common stock in connection with this offering than the number of shares of common stock that they have committed to purchase. This over-allotment creates a short position for the underwriters. This short sales position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares of common stock in this offering described above. The underwriters may close out any covered short position either by exercising its over-allotment option or by purchasing shares of common stock in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price per share of common stock available for purchase in the open market, as compared to the price at which they may purchase shares of common stock through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price per share of common stock that could adversely affect investors who purchase shares of common stock in this offering.
●	Penalty bids - if the representative purchases shares of common stock in the open market in a stabilizing transaction or syndicate covering transaction, it may reclaim a selling concession from the underwriters and selling group members who sold those shares of common stock as part of this offering.
●	Passive market making - market makers in the common stock who are underwriters or prospective underwriters may make bids for or purchases of shares of common stock, subject to limitations, until the time, if ever, at which a stabilizing bid is made.

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Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales or to stabilize the market price of our common stock may have the effect of raising or maintaining the market price of our common stock or preventing or mitigating a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the common stock if it discourages resales of our shares of common stock.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may occur on The Nasdaq Capital Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

Electronic Delivery of Prospectus: A prospectus in electronic format may be delivered to potential investors by one or more of the underwriters participating in this offering. The prospectus in electronic format will be identical to the paper version of such prospectus. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus supplement or the registration statement of which this prospectus supplement forms a part.

Notice to Non-U.S. Investors

European Economic Area and the United Kingdom

In relation to each Member State of the European Economic Area and the United Kingdom (each, a “Relevant State”), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation), except that offers of the shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

A.	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

B.	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or

C.	in any circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require the issuer or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

In the case of any shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

We, the representative and each of our and the representative’s respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

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For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

References to the Prospectus Regulation include, in relation to the United Kingdom, the Prospectus Regulation as it forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018.

The above selling restriction is in addition to any other selling restrictions set out below.

In connection with the offering, the representative is not acting for anyone other than the issuer and will not be responsible to anyone other than the issuer for providing the protections afforded to their clients nor for providing advice in relation to the offering.

United Kingdom

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

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Israel

In the State of Israel, this prospectus supplement shall not be regarded as an offer to the public to purchase shares of common stock under the Israeli Securities Law, 5728 – 1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728 – 1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (the “Addressed Investors”); or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728 –1968, subject to certain conditions (the “Qualified Investors”). The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. The company has not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728 – 1968. We have not and will not distribute this prospectus supplement or make, distribute or direct an offer to subscribe for our common stock to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.

Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728 – 1968. In particular, we may request, as a condition to be offered common stock, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728 – 1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728 – 1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728 – 1968 and the regulations promulgated thereunder in connection with the offer to be issued common stock; (iv) that the shares of common stock that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728 – 1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728 – 1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on our behalf, other than offers made by the underwriters and their respective affiliates, with a view to the final placement of the securities as contemplated in this document. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of shares on our behalf or on behalf of the underwriters.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority (“FINMA”), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

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Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation's securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

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LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Procopio, Cory, Hargreaves & Savitch LLP, San Diego, California. White & Case LLP, New York, New York is acting as counsel for the underwriters in connection with this offering.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus Supplement by reference to the Annual Report on Form 10-K for the year ended August 31, 2019 have been so incorporated in reliance on the report of Rose, Snyder & Jacobs LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Lixoft included in Exhibit 99.1 of Simulations Plus, Inc.’s Current Report on Form 8-K/A filed June 16, 2020 have been incorporated by reference into this Prospectus Supplement in reliance on the report of RSM Paris SAS, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

S-38

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus are part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and do not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a copy of such contract, agreement or other document. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our public filings are also available to the public at the SEC’s web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below (SEC File No. 001-32046) and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus supplement and the termination of the offering (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items):

•	Our Annual Report on Form 10-K for the year ended August 31, 2019, filed with the SEC on November 13, 2019.

•	The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended August 31, 2019 from our definitive proxy statement relating to our 2020 annual meeting of shareholders, filed with the SEC on December 30, 2019.

•	Our Quarterly Reports on Form 10-Q for the quarters ended November 30, 2019, February 29, 2020, and May 31, 2020 filed with the SEC on January 9, 2020, April 9, 2020 and July 9, 2020, respectively, and Amendment No. 1 on Form 10-Q/A for the quarter ended May 31, 2020 filed with the SEC on July 24, 2020.

•	Our Current Reports on Form 8-K filed with the SEC on November 14, 2019, January 10, 2020, February 24, 2020, April 02, 2020, April 03, 2020, April 10, 2020 and July 13, 2020, and Current Report on Form 8-K/A filed with the SEC on June 16, 2020.

•	The description of our Common Stock contained in our Registration Statement on Form 8-A, dated December 18, 2007 and any amendment or report filed with the SEC for the purpose of updating the description.

We will provide to each person, including any beneficial owner, to whom a prospectus supplement and accompanying prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus but not delivered with this prospectus supplement and the accompanying prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to Simulations Plus, Inc., 42505 10th Street West, Lancaster, CA 93534-7059, telephone (661) 723-7723.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed modified, superseded or replaced for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement modifies, supersedes or replaces such statement.

S-39

PROSPECTUS

Simulations Plus, Inc.

Common Stock

Preferred Stock

Depositary Shares

Warrants

Units

We may offer and sell the securities identified above from time to time in one or more offerings. This prospectus provides you with a general description of the securities.

Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 5 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our common stock is listed on the Nasdaq Capital Market under the symbol “SLP.” On July 6, 2020, the last reported sale price of our common stock on the Nasdaq Capital Market was $61.86 per share. The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on the Nasdaq Capital Market or any other securities market or other securities exchange of the securities covered by the prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 9, 2020.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings as described in this prospectus. This prospectus provides you with a general description of the securities we may offer. Each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. However, no prospectus supplement will offer a security that is not registered and described in this prospectus at the time of its effectiveness. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to the offering of securities under this prospectus. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), the information and documents incorporated herein by reference and the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with any information or to make any representations other than those contained or incorporated by reference in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

When we refer to “Simulations Plus,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Simulations Plus, Inc. and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the holders of the applicable series of securities.

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WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our web site address is www.simulations-plus.com. The information on, or accessible through, our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including our performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended August 31, 2019, filed with the SEC on November 13, 2019.

•	The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended August 31, 2019 from our definitive proxy statement relating to our 2020 annual meeting of shareholders, filed with the SEC on December 30, 2019.

•	Our Quarterly Reports on Form 10-Q for the quarters ended November 30, 2019 and February 29, 2020, filed with the SEC on January 9, 2020 and April 9, 2020, respectively.

•	Our Current Reports on Form 8-K filed with the SEC on November 14, 2019, February 24, 2020, April 02, 2020, April 03, 2020, and June 16, 2020 (amendment).

•	The description of our Common Stock contained in our Registration Statement on Form 8-A, dated December 18, 2007 and any amendment or report filed with the SEC for the purpose of updating the description.

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All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

(661) 723-7723

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

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THE COMPANY

We are a premier developer of drug discovery and development software for mechanistic modeling and simulation, and for machine-learning-based prediction of properties of molecules solely from their structure. Our pharmaceutical/chemistry software is licensed to major pharmaceutical, biotechnology, agrochemical, cosmetics, and food industry companies and to regulatory agencies worldwide for use in the conduct of industry-based research. We also provide consulting services ranging from early drug discovery through preclinical and clinical trial data analysis and for submissions to regulatory agencies. Simulations Plus is headquartered in Southern California, with offices in Buffalo, New York, and Research Triangle Park, North Carolina, and its common stock trades on the Nasdaq Capital Market under the symbol “SLP.”

We are a global leader focused on improving the ways scientists use knowledge and data to predict the properties and outcomes of pharmaceutical and biotechnology agents and provide a wide range of early discovery, preclinical, and clinical consulting services and software. Our innovations in integrating new and existing science in medicinal chemistry, computational chemistry, pharmaceutical science, biology, physiology, and machine learning into our software have made us the leading software provider for PBPK modeling and simulation, prediction of molecular properties from structure, and prediction of drugs to induce liver injury or to treat nonalcoholic fatty liver disease.

We generate revenue by delivering relevant, cost-effective software and creative and insightful consulting services. Pharmaceutical and biotechnology companies use our software programs and scientific consulting services to guide early drug discovery (molecule design and screening), preclinical, and clinical development programs. They also use our software products and services to enhance their understanding of the properties of potential new medicines and to use emerging data to improve formulations, select and justify dosing regimens, support the generics industry, optimize clinical trial designs, and simulate outcomes in special populations, such as the elderly and pediatric patients.

We were incorporated in July 1996 as a California corporation.

Our principal executive offices are located at 42505 10th Street West, Lancaster, CA 93534-7059, and our telephone number is (661) 723-7723.

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RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. In addition to the risk factor set forth below, you should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

Our business is subject to risks arising from epidemic diseases, such as the recent outbreak of the COVID-19 illness.

We are subject to risks related to the public health crises such as the global pandemic associated with COVID-19. In December 2019, a novel strain of coronavirus, SARS-CoV-2, was reported to have surfaced in Wuhan, China. Since then, SARS-CoV-2, and the resulting disease COVID-19, has spread to most countries, and all 50 states within the United States. A public health pandemic, including COVID-19, poses the risk that we or our employees, contractors, suppliers, and other partners may be prevented from conducting business activities for an indefinite period of time, including due to shutdowns that may be requested or mandated by governmental authorities. While it is not possible at this time to estimate the impact that COVID-19 could have on our business, the continued spread of COVID-19 and the measures taken by the governments of countries affected could disrupt the supply chain and adversely impact our business, financial condition or results of operations. The COVID-19 outbreak and mitigation measures may also have an adverse impact on global economic conditions which could have an adverse effect on our business and financial condition. The extent to which the COVID-19 outbreak impacts our results will depend on future developments that are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of the virus and the actions to contain its impact. In addition, a recession or market correction resulting from the spread of COVID-19 could materially affect our business and the value of our common stock.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated in this document by reference contain forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact contained in this document and the materials accompanying this document are forward-looking statements. Frequently, but not always, forward-looking statements are identified by the use of the future tense and by words such as “believes,” expects,” “anticipates,” “intends,” “will,” “may,” “could,” “would,” “projects,” “continues,” “estimates” or similar expressions. Forward-looking statements are not guarantees of future performance and actual results could differ materially from those indicated by the forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by the forward-looking statements. These forward-looking statements speak only as of the date made and are subject to a number of known and unknown risks, uncertainties and assumptions, including the important factors incorporated by reference into this prospectus from our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act and in our other filings with the SEC, that may cause our actual results, performance or achievements to differ materially and adversely from those expressed or implied by the forward-looking statements.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements, whether as a result of any new information, future events, changed circumstances or otherwise.

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USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

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DESCRIPTION OF CAPITAL STOCK

The following description sets forth certain general terms and provisions of the common stock and preferred stock to which any prospectus supplement may relate.

In this “Description of Capital Stock” section, when we refer to “we,” “us” or “our” or when we otherwise refer to ourselves, we mean Simulations Plus, Inc., excluding, unless otherwise expressly stated or the context requires, our subsidiaries.

The following description summarizes important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. This description is in all respects subject to and qualified in its entirety by reference to: (i) our Articles of Incorporation, as amended, and our Bylaws, as amended and restated, each of which are filed as exhibits to our Annual Report on Form 10-K for the fiscal year ended August 31, 2019 (filed with the SEC on November 13, 2019), (ii) any certificate of determination relating to each series of preferred stock, which will be filed with the SEC in connection with an offering of such series of preferred stock and (iv) the relevant portions of the California General Corporation Law (“CGCL”).

Our authorized capital stock consists of 50,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 par value.

Common Stock

General. As of July 6, 2020, 17,808,511 shares of our common stock were outstanding.

Dividends. Subject to any preferential rights of any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive dividends on the stock out of assets legally available for distribution when, as and if authorized and declared by our board of directors. The payment of dividends on the common stock is a business decision to be made by our board of directors from time to time based upon results of our operations and our financial condition and any other factors as our board of directors considers relevant. Payment of dividends on the common stock may be restricted by loan agreements, indentures and other transactions entered into by us from time to time. We have been paying quarterly dividends on our common stock, including a total of approximately $4.2 million in cash during fiscal year 2019 and $4.2 million in fiscal year 2018, and although there has been a consistent track record of paying these dividends, our board of directors may suspend the dividend, and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

Voting Rights. The holders of shares of common stock are entitled to one vote for each share on all matters voted on by shareholders, and possess all voting power, except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of our preferred stock. Provided a quorum has been properly established in accordance with our bylaws, the holders of a plurality of shares of common stock voting for the election of our directors can elect all of the directors, if they choose to do so, subject to any rights of the holders of preferred stock to elect directors. If one or more shareholders present at the meeting give notice, before the voting begins, of their intention to cumulate votes, such shareholders are entitled to cumulate their votes in the election of directors (i.e., they are entitled to the number of votes determined by multiplying the number of shares held by them times the number of directors to be elected) and may cast all of their votes so determined for one person, or spread their votes among two or more persons as they see fit.

Subject to the rights of any outstanding series of preferred stock and except as otherwise required by law or pursuant to the listing standards of the exchange on which our securities are listed, in all matters other than the election of directors, a merger, consolidation or sale of all or substantially all of our assets, or an amendment of our articles of incorporation, the affirmative vote of the holders of a majority of shares of common stock present in person or represented by proxy at a meeting of shareholders and entitled to vote on the subject matter is required for approval, provided a quorum is established.

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Pursuant to the CGCL, the affirmative vote of the holders of a majority of the shares of our outstanding capital stock entitled to vote on a merger, consolidation or sale of all or substantially all of our assets is required for approval of such events. An amendment of our bylaws (to the extent submitted to shareholders for approval) or an amendment of our Articles of Incorporation also requires the affirmative vote of the holders of a majority of the shares of our outstanding capital stock entitled to vote.

Liquidation Rights. Subject to any preferential rights of any series of preferred stock, holders of shares of common stock are entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up.

Absence of Other Rights. Holders of common stock have no preferential, preemptive, conversion or exchange rights.

Preferred Stock

As of the date of this prospectus, 10,000,000 shares of undesignated preferred stock are authorized, none of which are outstanding. The board of directors has the authority, without further action by the shareholders, to issue from time to time the undesignated preferred stock in one or more series and to fix the number of shares, designations, preferences, powers, and relative, participating, optional, or other special rights and the qualifications or restrictions thereof. The preferences, powers, rights, and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, purchase funds, and other matters. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of our common stock or adversely affect the rights and powers, including voting rights, of the holders of our common stock and may have the effect of delaying, deferring or preventing a change in control of our company.

Stock Options

On February 23, 2007, our board of directors adopted, and the shareholders approved, the 2007 Stock Option Plan under which a total of 1,000,000 shares of common stock had been reserved for issuance. On February 25, 2014 the shareholders approved an additional 1,000,000 shares increasing the total number of shares that may be granted under the Option Plan to 2,000,000. This plan terminated in February 2017 by its term.

On December 23, 2016, our board of directors adopted, and on February 23, 2017 the shareholders approved, the 2017 Equity Incentive Plan under which a total of 1,000,000 shares of common stock has been reserved for issuance. This plan will terminate in December 2026.

As of August 31, 2019, employees and directors hold stock options to purchase 1,163,259 shares of common stock at exercise prices ranging from $6.75 to $34.23 per share.

Certain Anti-takeover Effects

General. Our articles of incorporation, our bylaws and the CGCL contain certain provisions that could (1) delay or make more difficult some transactions involving an actual or potential change of control of our company, (2) may limit the ability of shareholders to remove current directors or management or approve a transaction that a majority of our shareholders may deem to be in their best interests and, (3) could adversely affect the price of our securities. Set forth below is a description of the provisions contained in our articles of incorporation and bylaws and the CGCL that could impede or delay an acquisition of control of our company that our board of directors has not approved. This description is intended as a summary only and is qualified in its entirety by reference to our articles of incorporation and bylaws, as well as the CGCL.

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Anti-Takeover Provisions. Section 1203 of the CGCL includes provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of our company. First, if an “interested person” makes an offer to purchase the shares of some or all of our shareholders, we must obtain an affirmative opinion in writing as to the fairness of the offering price prior to completing the transaction. California law considers a person to be an “interested person” if the person directly or indirectly controls our company, if the person is directly or indirectly controlled by one of our officers or directors, or if the person is an entity in which one of our officers or directors holds a material financial interest. If after receiving an offer from such an “interested person” we receive a subsequent offer from a neutral third party, then we must notify our shareholders of this offer and afford each of them the opportunity to withdraw their consent to the “interested person” offer.

Section 1203 and other provisions of California law could make it more difficult for a third party to acquire a majority of our outstanding voting stock, by discouraging a hostile bid, or delaying, preventing or deterring a merger, acquisition or tender offer in which our shareholders could receive a premium for their shares, or effect a proxy contest for control of our company or other changes in our management.

Undesignated Preferred Stock. As described above, the ability of our board of directors, without action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with voting or other rights or preferences as designated by our board of directors could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Limitations on Liability and Indemnification of Directors and Officers

Our articles of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the CGCL.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “SLP.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc.

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DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any depositary shares, warrants, or units issued by us that may be offered and sold pursuant to this prospectus.

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PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus to one or more underwriters for public offering and sale by them, and may also sell the securities to investors directly or through agents. We will name any underwriter or agent involved in the offer and sale of securities in the applicable prospectus supplement. We have reserved the right to sell or exchange securities directly to investors on our own behalf in jurisdictions where we are authorized to do so. We may distribute the securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

We may directly solicit offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of our securities. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis, and a dealer will purchase securities as a principal for resale at varying prices to be determined by the dealer.

If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

We will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers, or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, or the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses. We may grant underwriters who participate in the distribution of our securities under this prospectus an option to purchase additional securities to cover any over-allotments in connection with the distribution.

The securities we offer under this prospectus may or may not be listed through the Nasdaq Capital Market or any other securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such short positions by making purchases in the open market or by exercising their option to purchase additional securities. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

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We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and they may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in these sale transactions will be an underwriter and will be identified in the applicable prospectus supplement. In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. The financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

We will file a prospectus supplement to describe the terms of any offering of our securities covered by this prospectus. The prospectus supplement will disclose:

•	the terms of the offer;

•	the names of any underwriters, including any managing underwriters, as well as any dealers or agents;

•	the purchase price of the securities from us;

•	the net proceeds to us from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions or other items constituting underwriters’ compensation, and any commissions paid to agents;

•	in a subscription rights offering, whether we have engaged dealer-managers to facilitate the offering or subscription, including their name or names and compensation;

•	any public offering price; and

•	other facts material to the transaction.

We will bear all or substantially all of the costs, expenses and fees in connection with the registration of our securities under this prospectus. The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business.

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LEGAL MATTERS

Procopio, Cory, Hargreaves & Savitch LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Simulations Plus, Inc. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended August 31, 2019 have been so incorporated in reliance on the report of Rose, Snyder & Jacobs LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Lixoft included in Exhibit 99.1 of Simulations Plus, Inc.’s Current Report on Form 8-K/A filed June 16, 2020 have been incorporated by reference into this Prospectus in reliance on the report of RSM Paris SAS, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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1,818,182 Shares

Common Stock

Prospectus Supplement

Joint Book-Running Managers

Oppenheimer & Co.	Raymond James

Co-Manager

Craig-Hallum Capital Group

August 5, 2020